Exhibit 99.2

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$24,664	$35,200
Available-for-sale securities	57,047	56,002
Held-to-maturity securities	567	569
Federal Home Loan Bank Stock	2,672	2,672
Loans held for sale	644	601
Loans receivable	387,130	380,428
Less: allowance for loan losses	(3,744)	(3,635)

Net loans receivable	383,386	376,793
Premises and equipment	10,442	9,460
Foreclosed real estate	0	127
Other assets	5,179	6,578

Total assets\	$484,601	$488,002

Liabilities and Stockholders’ Equity
Deposits	$403,335	$406,673
Borrowed funds	36,857	36,065
Accrued expenses and other liabilities	4,771	6,116

Total liabilities	444,963	448,854
Stockholders’ Equity	39,638	39,148

Total liabilities and stockholders’ equity	$484,601	$488,002

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended
	March 31,
	2003	2002

Total interest income	$6,637	$6,852
Total interest expense	2,034	2,658

Net interest income	4,603	4,194
Provision for loan losses	120	130

Net interest income after provision for loan losses	4,483	4,064

Total noninterest income	744	636
Total noninterest expenses	2,923	2,602

Income before income tax expenses	2,304	2,098
Income tax expenses	861	792

Net Income	$1,443	$1,306

Selected Financial Data

	Three Months Ended
	March 31,
	2003	2002

Basic earnings per share	$0.53	$0.48
Net interest margin	4.08%	3.99%
Return on average assets	1.22%	1.18%
Return on average equity	14.57%	14.39%

	At
	March 31,	March 31,
	2003	2002

Stockholders’ equity as a percent of total assets	8.18%	8.05%
Book value per share	$14.46	$13.25